Exhibit 10.1
Bowater Incorporated
Retention Bonus Pay Plan
(Effective as of January 29, 2007)
Introduction
     Bowater Incorporated (the “Company”) has established the Bowater Incorporated Retention Bonus Pay Plan as of January 29, 2007 (the “Plan”) for the benefit of eligible employees of the Company and its affiliates in connection with the proposed merger of the Company with Abitibi-Consolidated Inc. (the “Merger”). The Company considers it essential to encourage the continued employment and cooperation of key personnel during the period prior to and immediately after the Merger closing. This Summary is addressed to all eligible employees and you have been determined to be an eligible employee, subject to compliance with Plan terms.
     The purpose of the Plan is to provide you with (i) a Retention Bonus if you stay through the closing of the Merger or its cancellation, and (ii) an additional Retention Bonus if you are asked to, and do, stay through a designated transition period prior to being terminated.
Eligible Employees
     The Plan is generally available to you if you are an active regular, full-time salaried employee located at the Greenville or the Montreal headquarter offices, including all customer service employees, sales personnel, and technical representatives who may be located at other locations. Other employees may be designated as eligible by either the Chief Executive Officer or the Executive Vice President – Human Resources. All eligible employees are listed on a list maintained by the Human Resources department and will be individually informed.
Ineligibility
     You will not be eligible for a Retention Bonus under the Plan if, as determined in the sole discretion of the Plan Administrator:
(a)	you cease to be an eligible employee as defined in the Plan;

(b)	you quit, retire, resign or otherwise abandon your job;

(c)	you have previously communicated an anticipated retirement date;

(d)	you are terminated by reason of unacceptable performance, or because of a violation of one of the Company’s policies, as determined by the Company in its sole discretion;

(e)	you transfer to another position within the Company that is not covered by this Plan, from and after the date of such transfer; or

(f)	you leave employment with the Company before the end date of a transition period set by the Company (this will not affect any Retention Bonus earned as of the Merger closing).
Retention Bonus
     A Retention Bonus will be paid in two situations. You will be entitled to receive a lump sum payment of a Retention Bonus as of the date the Merger is closed or the Merger is cancelled if you are still an active eligible employee on that date. A cancellation of the Merger will be determined by the Chief Executive Officer, in his sole discretion, and will be communicated to all eligible employees.
     In addition, if you are asked to stay to assist during a transition period prior to being terminated you will be entitled to an additional Retention Bonus starting as of the Monday following the date the Merger is closed and ending on a date designated by the Company, if you stay through that date. The transition period will be determined individually for each eligible employee.
     If you are party to a Change in Control Agreement and a Change in Control occurs, or if at any time you are offered a regular job for the new company at your present location or have been informed that your job will continue under the new company, you will no longer be eligible for a Retention Bonus.
     Benefit Formula
     There are three levels of benefits based on a percentage determined by your salary grade on January 29, 2007. The percentages are determined as follows:

Salary Grades 24 and below	25%
Salary Grades 25 through 27	35%
Salary Grades 28 and above	50%
     In addition to your regular base salary, you will earn an amount equal to the applicable percentage shown above multiplied by your annual base pay, times the “Retention Bonus Period” (e.g., $60,000 x .25 x 8/12 = $10,000). The first Retention Bonus Period begins as of January 29, 2007, and ends on the Monday following either (i) the date the Merger is closed or (ii) the Merger is canceled and is expressed as a fraction. A second Retention Bonus Period will begin for eligible employees as of the Monday following the Merger closing date and ending on the end of the designated transition period and will also be expressed as a fraction.
     If you are covered by the Annual Incentive Plan, you will also earn an amount equal to the applicable percentage set forth above multiplied by your target Annual Incentive Award times the applicable Retention Bonus Periods (e.g., $120,000 x.25 x .35 x 8/12 = $7,000).

     Base Pay
     If you are a regular full-time salaried employee, your base pay will be your regular base salary on the date of the Merger closing or cancellation of the Merger. If you are paid by an hourly rate, your annual base pay will be determined by using your regular hourly base compensation rate on the date of the Merger closing or the cancellation of the Merger, multiplied by the average number of hours per week you worked during the 90-day period preceding that date, times 52.
     2007 Annual Incentive Award Accrual
     If you are covered by the 2007 Annual Incentive Plan, the Company anticipates that you will continue to be covered in accordance with its terms and, if any awards are earned for 2007, you will be entitled to a prorated award if you continue your employment until terminated by the Company. Any prorated 2007 Annual Incentive Awards will be paid at the same time as awards are paid to other participants.
     It is unclear how the Merger will affect Bowater’s bonus plans, including the 2007 Annual Incentive Plan.
     Gainsharing
     Gainsharing awards, if earned, will be paid through the end of each quarter. In order to receive a gainsharing payment, you must be on the active payroll at the end of the given quarter.
     Family and Medical Leave (“FMLA Leave”) and Military Leave
     You will continue to earn a Retention Bonus during any time you are on FMLA or military leave, or any equivalent leave mandated under Canadian or provincial law, provided you return to work by the expiration of the applicable leave period.
     Payment
     Payments are calculated (i) from the announcement date (1/29/2007) through the Monday next following the Merger closing or cancellation date, and (ii) from the Monday following the Merger closing until the Monday following the end of a transition period.
     You will receive your Retention Bonus in a lump sum and all legally required taxes and any sums owing to the Company will be deducted. The amounts due as of the Merger closing or cancellation date will be paid as soon as practicable after such date occurs. Any Retention Bonus due after the termination date of a designated transition period will be paid as soon as administratively practicable on a regularly scheduled pay date.
     If you die before you receive a Retention Bonus, the Retention Bonus due as of the date of your death will be paid to your surviving spouse or if none, then to your estate.

     Internal Transfer
     If you transfer to a position not covered by the Plan, you will no longer be eligible for a Retention Bonus; however, you will be entitled to a Retention Bonus for the period prior to the date of your transfer, calculated as of the Monday following the date of transfer. It would be considered a transfer if you are offered a regular job in writing working for the new company, or if it is confirmed in writing that your present job will be continued by the new company. The Retention Bonus will be paid as soon as practicable after the date of your transfer, on a regularly scheduled pay date. If you transfer to a position covered by the Plan from a position that was not covered, you will be eligible for a Retention Bonus from and after the date of such transfer provided you comply with all other eligibility requirements.
Pension and Savings Plans
     U.S. The Retention Bonus will be included as pensionable earnings under the Bowater Incorporated Retirement Plan. It will also be counted as compensation under the Bowater Incorporated Retirement Savings Plan (the “Savings Plan”) and therefore a percentage (up to 50%) may be contributed to the Savings Plan. In addition, the Retention Bonus will be included in computing the amount eligible for the employer match and the Automatic Company Contribution under the Savings Plan.
     Canada. The Retention Bonus will be included as pensionable earnings under the 2003 Defined Contribution Pension Plan and other defined benefit pension plans offered to Canadian non-negotiated employees. However, the Retention Bonus will not be considered eligible earnings under the savings plan offered to non-negotiated employees of Bowater Canada.
SEVERANCE
     If you are terminated as of the closing date or at the end of a transition period, you will be entitled to severance in accordance with the terms of a special severance program applicable only if the Merger closes. The special US severance program entitles an eligible employee to two weeks basic severance plus, if a Waiver and Release is signed:
•	paid health insurance through the month of termination plus one additional month;

•	outplacement assistance upon request made prior to your last day as an active employee;

•	a minimum of 12 weeks of base pay for up to and including 6 years of service; and

•	two weeks of base pay per year of service for employees who have between 7 and 15 years of service
•	three weeks per year of service for employees who have 15 or more years of service, with a maximum of 52 weeks.

     The severance amount will be paid in a lump sum and all benefits (except health insurance as described above) will cease.
     Canadian employees will be covered by the regular Canadian severance program, except that the minimum severance applicable to salary grades 20 and below will be increased to three months.
Confidential Information
     You may have access to trade secrets and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to the business of the Company. The disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Company. You must not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for your own benefit or the benefit of others. In accordance with Company policy, compensation matters, including this Plan and the severance plans, are to be kept confidential. You should not discuss compensation matters with anyone other than your immediate family, financial adviser, your supervisor, or the Human Resources manager at your location.
Return of Retention Bonus
     You are required to return to the Company any Retention Bonus, or portion thereof, paid by a mistake of fact or law, or contrary to the terms of the Plan, and the Company shall have all remedies available at law for the recovery of such amounts.
     In addition, in the event you breach the Confidential Information covenant described above, (i) the Company will have no further obligation to pay a Retention Bonus and (ii) you will be required to return to the Company any Retention Bonus, or portion thereof, previously paid to you, and the Company shall have all remedies available at law for the recovery of such amounts.
Return of Company Property
     All Company property (i.e., keys, credit cards, documents and records, identification cards, computers, business equipment, car/mobile telephones, parking cards, etc.) must be returned as of your date of employment termination in order for you to be eligible to receive a Retention Bonus. The Company shall have no obligation to pay a Retention Bonus until all Company property in your possession or control has been returned to the Company.
MISCELLANEOUS
No Employment Rights
     The Plan shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company to terminate the employment of any eligible employee or other person at any time.

Plan Funding
     No eligible employee will acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any Retention Bonus which becomes payable under the Plan are unfunded obligations of the Company and will be paid from the general assets of the Company. No employee, officer, director or agent of the Company guarantees in any manner the payment of Plan benefits.
Amendment / Termination / Vesting
     You do not have any vested right to a Retention Bonus under the Plan, and the Company reserves the right in its sole discretion to amend or terminate the Plan at any time. Notwithstanding the foregoing, no Plan amendment may retroactively reduce the benefits to which you were entitled.
Administration
     The Executive Vice President – Human Resources or, in his absence, the Chief Executive Officer or the Executive Vice President – Chief Financial Officer will act as the Plan Administrator. The Plan Administrator shall have the discretionary authority to determine eligibility for Plan benefits and to construe the terms of the Plan, including making factual determinations. Benefits under the Plan shall be payable only if the Plan Administrator determines, in his sole discretion, that an eligible employee is entitled to them. The decisions of the Plan Administrator shall be final and conclusive with respect to all questions concerning the administration of the Plan.
Claims Procedure for Plan Benefits
     Generally, you do not need to make a claim for benefits under the Plan to receive Plan benefits. However, if you believe you are entitled to benefits, or to greater benefits than you are paid under the Plan, you may file a claim for benefits with the Plan Administrator. The Executive Vice President – Human Resources will serve as the Plan Administrator for all initial benefit claims.
     The Plan Administrator will notify you of his decision within 90 days after receipt of your claim unless special circumstances require an extension of time for processing the claim. You will receive written notice of any extension and will be given the expected decision date. If your claim is denied, the Plan Administrator will furnish a written notice to you containing the specific reasons for the denial, a description of any additional material or information that must be provided to support the claim and a description of the Plan’s review procedures.
     You may appeal a denial of your claim and have the Plan Administrator reconsider the decision. The Company’s Executive Vice President, General Counsel and Secretary or his delegate will serve as the Plan Administrator for all appealed claims. You may submit any information relating to your claim and will be provided access to information relevant to your claim.
     You will be advised of the Plan Administrator’s appeal decision not later that 60 days after receipt of your appeal request. The Plan Administrator may determine that special circumstances require an extension of time for processing the claim. A notice of the extension shall be furnished to you prior to the termination of the initial 60 day period and will indicate the expected decision date.
     The notice of the appeal decision will contain the specific reasons for an adverse determination. You are not entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted. All decisions and notices may be furnished electronically.